Exhibit 99.1

NEWS RELEASE

For Additional Information Contact:

Joe Meyers

Vice President, Finance

(513) 874-8741

PIERRE FOODS, INC. REPORTS INCREASED SALES IN FOURTH QUARTER AND FISCAL YEAR ENDED MARCH 5, 2005 PRELIMINARY RESULTS

Cincinnati, Ohio, May 25, 2005 ... Pierre Foods, Inc., a leading manufacturer and marketer of high-quality, differentiated processed food solutions, today reported for its fourth quarter Fiscal 2005, net revenues of $107.5 million versus $102.0 million for the same period last year, an increase of 5.4%.  For the fiscal year ended March 5, 2005 (“Fiscal 2005”), net revenues were $410.4 million versus $358.5 million for the fiscal year ended March 6, 2004 (“Fiscal 2004”), an increase of 14.5%.  The increase in net revenues for both the fourth quarter and Fiscal 2005 versus the prior comparable periods is primarily due to growth across most of the Company’s end-market segments. Within each division, the Company further penetrated existing customers, while also adding new customers, particularly in the national accounts business division, which added a large new customer. The Company also implemented various price increases, in response to higher raw material prices, which further drove net revenue growth.  Fiscal 2005 is a 52-week year and the fourth quarter Fiscal 2005 is a 13-week quarter, while Fiscal 2004 was a 53-week year and the fourth quarter Fiscal 2004 was a 14-week quarter. The result of the extra week added additional revenues of $7.9 million to each of the prior year periods.

On a pro forma basis, earnings before interest, taxes, depreciation and amortization (EBITDA) increased to $14.9 million for the fourth quarter from $14.1 million for fourth quarter of the prior year, a 5.7% increase. On a pro forma basis, EBITDA decreased to $42.6 million for Fiscal 2005 from $48.6 million for Fiscal 2004, a 12.3% decrease.  The Company’s pro forma results give effect to the acquisition of the Company on June 30, 2004 by an affiliate of Madison Dearborn Partners, LLC (“Acquisition”) and the related financing transactions.  Included in the current year-to-date pro forma EBITDA is a non-cash deferred compensation charge of $0.5 million related to the management team’s investment in the Acquisition.  The pro forma results also give effect to the amendment of the indenture for the Company’s prior senior notes (“Restructuring”), which among other things, include the termination of a number of related party agreements.  Pro forma effect is given to these transactions as if they had occurred on the first day of the periods presented.

The Company reported a net loss of $0.4 million during the fourth quarter Fiscal 2005 compared with net income of $1.2 million during the fourth quarter of the prior year.  The decrease in fourth quarter earnings was primarily due to (i)  the amortization related to the allocation of the Acquisition purchase price to other intangible assets amounting to $6.6 million; (ii)  an increase in depreciation expense related to the allocation of the Acquisition purchase price and re-valuation of property, plant and equipment as a result of purchase accounting due to the Acquisition; (iii)  an increase in interest expense due to additional debt incurred as a result of the Acquisition; and (iv) increased distribution costs of $0.9 million related to rising fuel prices and increased inventory to prepare for planned downtime as a result of manufacturing equipment replacement; offset by (v)  continued improvement in net revenues, as a result of substantial volume growth and (vi)  a decrease in other selling, general and administrative expenses as a result of lower bonus payments, (vii) the elimination of commissions as a result of the termination of the

Company’s purchasing agreement with PF Purchasing in the amount of $1,472 and (viii) the elimination of fees to PF Distribution as a result of the termination of the Company’s management agreement for shipping, warehousing and storage services in the amount of $3,171.  The affiliate relationships with PF Purchasing and PF Distribution were terminated in conjunction with the Restructuring.

For Fiscal 2005, the Company reported a net loss of $8.6 million, compared with net income of $1.4 million for the previous fiscal year.  This increase in the net loss was primarily due to (i) substantial increases in raw material protein prices, partially offset by price increases taken during the year, (ii) the impact of a purchase accounting adjustment to inventory of $2.0 million (as a result of the Acquisition), (iii) start-up costs of $3.1 million associated with a national restaurant chain customer, (iv) $2.0 million of transaction expenses incurred by the Company’s previous shareholders in conjunction with the Acquisition, (v) $9.0 million of additional interest relating to fees and write-offs incurred in connection with the repayment of existing debt and additional debt incurred, both in conjunction with the Acquisition, (vi) $17.7 million of amortization related to the allocation of the Acquisition purchase price to other intangible assets, (vii) an increase of $2.4 million in distribution expenses related to rising fuel prices and increased inventory to prepare for planned downtime as a result of manufacturing equipment replacement; offset by (viii) the increase in net income due to volume growth, (ix) a decrease in other selling, general and administrative expenses as a result of lower bonus payments, (x) the elimination of commissions as a result of the termination of the Company’s purchasing agreement with PF Purchasing in the amount of $5,313 and (xi) the elimination of fees to PF Distribution as a result of the termination of the Company’s management agreement for shipping, warehousing and storage services in the amount of $11,613.  The affiliate relationships with PF Purchasing and PF Distribution were terminated in conjunction with the Restructuring.

The primary materials used in the Company’s food processing operations include boneless beef, chicken, pork, flour, yeast, seasonings, cheese, breading, soy proteins, and packaging supplies. The following table represents the (increases)/decreases in the weighted average prices the Company paid for beef, pork, chicken and cheese during the fourth quarter of Fiscal 2005 compared to the same period in the previous year, the fourth quarter of Fiscal 2005 compared to the third quarter of Fiscal 2005 and Fiscal 2005 compared to the previous fiscal year:

	(Increase)/Decrease	(Increase)/Decrease	(Increase)/Decrease
	Fourth Quarter	Fourth Quarter	Fiscal
	Fiscal 2005	Fiscal 2005	2005
	Compared to	Compared to	Compared to
	Fourth Quarter	Third Quarter	Fiscal
	Fiscal 2004	Fiscal 2005	2004

Beef	(25.1)%	(8.6)%	(7.3)%

Pork	(57.9)%	1.8%	(49.4)%

Chicken	19.7%	(1.4)%	(22.5)%

Cheese	(20.2)%	(3.0)%	(25.0)%

Aggregate	(19.1)%	(4.9)%	(19.7)%

As previously announced, Pierre Foods, Inc. will hold a conference call at 10:00 a.m. EST on Thursday, May 26, 2005 to discuss preliminary fourth quarter results.  Interested parties can listen to a live web cast by direct dialing at (800) 406-5356 or visiting www.pierrefoods.com and clicking on the “Pierre Foods Fourth Quarter Earnings Call – 4th Quarter Webcast” link on the home page. It is recommended that access to the live web cast be established 10-15 minutes prior to the scheduled start time. The call will be recorded and available for playback beginning at 1:00 p.m. EST on Thursday, May 26, 2005 by dialing (888) 203-1112 or (719) 457-0820.  The replay passcode is 203334.  A replay of the webcast briefing also is expected to be available on the company’s web site through 1:00 p.m. EST on Tuesday, May 31, 2005.

Pierre Foods, Inc. is a leading manufacturer and marketer of high-quality, differentiated food solutions, focusing on pre-cooked protein products and hand-held convenience sandwiches.  Headquartered in

Cincinnati, Ohio, Pierre Foods, Inc. markets its sandwiches under a number of brand names, such as Pierre™, Fast Choice®, Rib-B-Q®, Hot ‘n’ Ready® and Big AZ®, and has licenses to sell sandwiches using well-known brands, such as Checkers®, Krystal®, Tony Roma’s®, NASCAR®, NASCAR CAFE® and Nathan’s Famous®.

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding “EBITDA” (a non-GAAP financial measure). “EBITDA” represents income (loss) before interest, taxes, depreciation and amortization. EBITDA and Pro Forma EBITDA are not intended to represent cash flow from operations as defined by GAAP and should not be used as alternatives to net income as indicators of operating performance or to cash flow as measures of liquidity. EBITDA and pro forma EBITDA are included in this press release because they are bases upon which the Company’s management assesses financial performance. While EBITDA and pro forma EBITDA are frequently used as measures of operating performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculations.  A reconciliation of pro forma net income (loss) to pro forma EBITDA is included in this release.

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “expects,” “anticipates,” “estimates,” and similar expressions identify forward-looking statements.  These statements reflect the Company’s expectations at the time this release was issued and are not guarantees of future performance but instead involve various risks and uncertainties.  Actual events and results may differ materially from those described in the forward-looking statements.  Among the factors that could cause material differences are the ability of the company to generate cash flows to meet its debt service obligations, increases in the price of raw materials, particularly beef, chicken, pork and cheese, a decline in meat consumption or in the consumption of processed foods, outbreaks of disease among cattle, chicken or pigs, changes in applicable governmental regulations, such as the USDA’s Commodity Reprocessing Program, work stoppages or interruptions, the ability of the Company to comply with the financial covenants and other provisions of its financing arrangements, and other risks detailed from time to time in the Company’s periodic SEC reports. The Company undertakes no obligation to update or revise any forward-looking statement.

PIERRE FOODS, INC.

CONDENSED STATEMENTS OF OPERATIONS

Unaudited

(in thousands)

	Successor Pierre	Predecessor Pierre
	Fourth Quarter	Fourth Quarter
	Fiscal 2005	Fiscal 2004

Sales	$107,459	$101,996
Cost of goods sold	77,743	73,304
Selling, general and administrative expenses	14,862	21,181
Depreciation and amortization	8,620	1,124
Interest expense	5,217	3,977
Other income, net	12	—
Gain (loss) on disposition of property, plant & equipment	(5)	12
Income before taxes	1,024	2,422
Income tax provision	1,410	1,198
Net income (loss)	$(386)	$1,224

PIERRE FOODS, INC.

CONDENSED STATEMENTS OF OPERATIONS

Unaudited

(in thousands)

	Predecessor	Successor		Predecessor
	Pierre	Pierre	Combined	Pierre
	March 7, 2004	July 1, 2004
	Through	Through
	June 30, 2004	March 5, 2005	Fiscal 2005	Fiscal 2004

Sales	$115,549	$297,867	$410,416	$358,549
Cost of goods sold	87,026	217,322	304,348	254,235
Selling, general and administrative expenses	26,447	39,827	66,274	79,982
Depreciation and amortization	1,545	23,170	24,715	4,605
Interest expense	6,538	19,493	26,031	16,979
Other income, net	2	24	26	—
Loss on disposition of property, plant and equipment	340	5	345	11
Income (loss) before taxes	(6,345)	(4,926)	(11,271)	2,737
Income tax provision (benefit)	(2,080)	(597)	(2,677)	1,303
Net income (loss)	$(4,265)	$(4,329)	$(8,594)	$1,434

Note that the Company’s fourth quarter and Fiscal 2005 preliminary results reflect restated results for the Successor Pierre period from July 1, 2004 through December 4, 2004. This restatement results from a review of depreciation and deferred tax accounts as established in connection with the Acquisition.  The cumulative effect of the restatement for such approximate five-month period was an increase in net loss of $561,000.

The following supplemental pro forma financial information is provided to present the Company’s prior periods on a comparable basis to the Company’s current results.  The unaudited pro forma consolidated financial data set forth below was derived from the application of pro forma adjustments to the Company’s historical financial statements.  We provide the unaudited pro forma financial data for informational purposes only. The unaudited pro forma consolidated financial data do not purport to represent what the Company’s results of operations would have been if these transactions had occurred as of the dates indicated, nor are they indicative of results for any future periods. The adjustments to the unaudited pro forma consolidated statements of operations are based upon available information and certain assumptions that the Company believes are reasonable. You should read the unaudited pro forma consolidated financial data and the accompanying notes in conjunction with the Company’s historical financial statements and the accompanying notes thereto included in the Company’s SEC filings.

The restructuring adjustments give pro forma effect to the Company’s entering into the Fourth Supplemental Indenture relating to the Company’s prior senior notes on March 8, 2004. The Fourth Supplemental Indenture, among other things, increased the annual interest rate from 10.75% to 12.25% through March 31, 2005 and 13.25% thereafter; provided for the assumption of approximately $14.5 million of subordinated debt of PF Management (net of cancellation of a related party receivable of $1.0 million and including $0.2 million of accrued interest); and required the termination of substantially all of the Company’s related party agreements. As the restructuring occurred on March 8, 2004, the effects of the restructuring are already reflected within the historical results of operations for the entire Fiscal 2005 period.  We refer to these transactions as the “Restructuring”.

PIERRE FOODS, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Fourth Quarter Fiscal 2004 Ended March 6, 2004

(in thousands)

		Restructuring		Acquisition
	Historical	Adjustments		Adjustments		Pro Forma

Sales	$101,996	$—		$(9	)(e)	$101,987
Cost of goods sold	73,304	(1,472	)(a)	—		71,832
Selling, general and administrative expenses	21,181	(3,207	)(b)	(1,885	)(f)	16,089
Depreciation and amortization	1,124	—		6,967	(g)	8,091
Interest expense	3,977	1,189	(c)	(215	)(h)	4,951
Other income, net	—	—		—		—
Gain on disposition of property, plant and equipment	12	—		—		12
Income (loss) before taxes	2,422	3,490		(4,876)		1,036
Income tax provision	1,198	1,013	(d)	(1,823	)(i)	388
Net income	$1,224	$2,477		$(3,053)		$648

The unaudited pro forma consolidated financial statements for the fourth quarter Fiscal 2004 above give effect to the following adjustments (in thousands):

(a)   To reflect the elimination of commissions paid to PF Purchasing for its services in negotiating discounts and commissions with respect to the Company’s non-protein products, to the extent such commissions exceed the cost of providing such purchasing services. As a requirement of the Fourth Supplemental Indenture, PF Purchasing was dissolved and the Company’s purchasing agreement with PF Purchasing was terminated.

(b)   To reflect the elimination of $3,171 in fees paid to PF Distribution for shipping, warehousing and storage services, representing the excess of such fees over the cost of providing such services. As a requirement of the Fourth Supplemental Indenture, PF Distribution was dissolved and the Company’s logistics agreement with PF Distribution was terminated. Also to reflect the elimination of $36 of lease expense, which lease was terminated in connection with the Restructuring.

(c)   To reflect (1) $431 of additional interest resulting from the increase in the interest rate on the existing senior notes from 10.75% to 12.25% per annum; (2) $384 of additional interest on the assumed PF Management subordinated indebtedness; and (3) amortization of $374 of additional deferred financing fees resulting from the 3% consent fee paid to holders of the Company’s senior notes.

(d)   To reflect the tax effect of the Restructuring adjustments, resulting in a cumulative combined federal, state and foreign statutory tax rate of 37.4%.

(e)   To reflect the elimination of revenues related to the operations of Compass Outfitters, which was retained by the selling shareholders.

(f)    To reflect the elimination of (1) $188 of selling, general and administrative expenses relating to Compass Outfitters, which was retained by the selling shareholders; (2) $746 of compensation expense for the selling shareholders and other personnel who were terminated in connection with the Acquisition and will not be replaced; (3) $504 of travel and entertainment expenses incurred by the selling shareholders and other personnel who were terminated in connection with the Acquisition and will not be replaced; (4) $466 related to the leasing of an aircraft from Columbia Hill Aviation, LLC, which was formerly a subsidiary of PF Management, which was retained by the selling shareholders; (5) $103 of rent expense, maintenance and other occupancy costs associated with the lease of an office building from a related party, which lease was terminated in connection with the Acquisition; and (6) the addition of $122 of compensation expense related to the new deferred compensation plan.

(g)   To reflect (1) the $3 increase in annual depreciation expense related to the aircraft retained by the selling shareholders; (2) the elimination of depreciation expense of $86 related to Compass Outfitters, which was retained by the selling shareholders; and (3) the elimination of depreciation expense of $105 related to other assets, primarily office furniture, fixtures and computers, that were distributed to the selling shareholders in connection with the Acquisition; and (4) the increase in depreciation and amortization of $7,130 due to the excess purchase price allocation as a result of the Acquisition.

(h)   To reflect the adjustments to interest expense as a result of (1) the increase in annual interest expense associated with $150,000 of variable rate debt under the term loan facility portion of the Company’s new senior credit facility; (2) the increase in annual interest expense associated with the issuance of $125,000 of 9-7/8% Senior Subordinated Notes due 2012 (the “Senior Subordinated Notes”); (3) the elimination of interest expense of $5,131 associated with the Company’s prior indebtedness (including the amortization of related deferred financing fees); and (4) the amortization of deferred financing fees of $515 associated with the Company’s new senior credit facility and the New Notes.

(i)    To reflect the tax effect of the pro forma adjustments related to the Acquisition, resulting in a cumulative combined federal, state and foreign statutory tax rate of 37.4%.

PIERRE FOODS, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Fiscal 2004 Year Ended March 6, 2004

(in thousands)

		Restructuring		Acquisition
	Historical	Adjustments		Adjustments		Pro Forma

Sales	$358,549	$—		$(104	)(e)	$358,445
Cost of goods sold	254,235	(5,313	)(a)	—		248,922
Selling, general and administrative expenses	79,982	(11,757	)(b)	(7,306	)(f)	60,919
Depreciation and amortization	4,605	—		27,694	(g)	32,299
Interest expense	16,979	4,757	(c)	419	(h)	22,155
Other income, net	—	—		—		—
Loss on disposition of property, plant and equipment	11	—		—		11
Income (loss) before taxes	2,737	12,313		(20,911)		(5,861)
Income tax provision (benefit)	1,303	4,327	(d)	(7,822	)(i)	(2,192)
Net income (loss)	$1,434	$7,986		$(13,089)		$(3,669)

The unaudited pro forma consolidated financial statements for Fiscal 2004 presented above give effect to the following adjustments (dollars in thousands):

(a)   To reflect the elimination of commissions paid to PF Purchasing for its services in negotiating discounts and commissions with respect to the Company’s non-protein products, to the extent such commissions exceed the cost of providing such purchasing services. As a requirement of the Fourth Supplemental Indenture, PF Purchasing was dissolved and the Company’s purchasing agreement with PF Purchasing was terminated.

(b)   To reflect the elimination of $11,613 in fees paid to PF Distribution for shipping, warehousing and storage services, representing the excess of such fees over the cost of providing such services. As a requirement of the Fourth Supplemental Indenture, PF Distribution was dissolved and the Company’s logistics agreement with PF Distribution was terminated. Also to reflect the elimination of $144 of lease expense, which lease was terminated in connection with the Restructuring.

(c)   To reflect (1) $1,725 of additional interest resulting from the increase in the interest rate on the existing senior notes from 10.75% to 12.25% per annum; (2) $1,534 of additional interest on the assumed PF Management subordinated indebtedness; and (3) amortization of $1,498 of additional deferred financing fees resulting from the 3% consent fee paid to holders of the Company’s senior notes.

(d)   To reflect the tax effect of the Restructuring adjustments, resulting in a cumulative combined federal, state and foreign statutory tax rate of 37.4%.

(e)   To reflect the elimination of revenues related to the operations of Compass Outfitters, which was retained by the selling shareholders.

(f)    To reflect the elimination of (1) $848 of selling, general and administrative expenses relating to Compass Outfitters, which was retained by the selling shareholders following the Acquisition; (2) $2,841 of compensation expense for the selling shareholders and other personnel who were terminated in connection with the Acquisition and will not be replaced; (3) $2,000 of travel and entertainment expenses incurred by the selling shareholders and other personnel who were terminated in connection with the Acquisition and will not be replaced; (4) $1,478 related to the leasing of an aircraft from Columbia Hill Aviation, LLC, which was formerly a subsidiary of PF Management, which was retained by the selling shareholders following the Acquisition; (5) $625 of rent expense, maintenance and other occupancy costs associated with the lease of an office building from a related party, which lease was terminated in connection with the Acquisition; and (6) the addition of $486 of compensation expense related to the new deferred compensation plan.

(g)   To reflect (1) the $269 decrease in annual depreciation expense related to the aircraft retained by the selling shareholders following the Acquisition; (2) the elimination of depreciation expense of $122 related to Compass Outfitters, which was retained by the selling shareholders following the Acquisition; and (3) the elimination of depreciation expense of $434 related to other assets, primarily office furniture, fixtures and computers, that were distributed to the selling shareholders in connection with the Acquisition; and (4) the increase in depreciation of $1,504 and amortization of $27,015 due to the purchase price allocation.

(h)   To reflect the adjustments to interest expense as a result of (1) the increase in annual interest expense associated with $150,000 of variable rate debt under the term loan facility portion of the Company’s new senior credit facility; (2) the increase in annual interest expense associated with the New Notes; (3) the elimination of interest expense of $19,460 associated with the Company’s prior indebtedness (including the amortization of related deferred financing fees); and (4) the amortization of deferred financing fees of $1,377 associated with the Company’s new senior credit facility and the Senior Subordinated Notes.

(i)    To reflect the tax effect of the pro forma adjustments related to the Acquisition, resulting in a cumulative combined federal, state and foreign statutory tax rate of 37.4%.

PIERRE FOODS, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Fiscal 2005 Year Ended March 5, 2005

(in thousands)

		Acquisition
	Historical	Adjustments		Pro Forma

Sales	$410,416	$(9	)(a)	$410,407
Cost of goods sold	304,348	—		304,348
Selling, general and administrative expenses	66,274	(3,105	)(b)	63,169
Depreciation and amortization	24,715	8,402	(c)	33,117
Interest expense	26,031	(227	)(d)	25,804
Other income, net	26	—		26
Loss on disposition of property, plant and equipment	345	—		345
Income (loss) before taxes	(11,271)	(5,079)		(16,350)
Income tax benefit	(2,677)	(1,872	)(e)	(4,549)
Net loss	$(8,593)	$(3,207)		$(11,800)

The unaudited pro forma consolidated financial statements for the Fiscal 2005 presented above give effect to the following adjustments (dollars in thousands):

(a)   To reflect the elimination of revenues related to the operations of Compass Outfitters, which was retained by the selling shareholders following the Acquisition.

(b)   To reflect the elimination of (1) $138 of selling, general and administrative expenses relating to Compass Outfitters, which was retained by the selling shareholders following the Acquisition; (2) $1,223 of compensation expense for the selling shareholders and other personnel who were terminated in connection with the Acquisition and will not be replaced; (3) $1,009 of travel and entertainment expenses incurred by the selling shareholders and other personnel who were terminated in connection with the Acquisition and will not be replaced; (4) $719 related to the leasing of an aircraft from Columbia Hill Aviation, LLC, which was formerly a subsidiary of PF Management, which was retained by the selling shareholders; (5) $175 of rent expense, maintenance and other occupancy costs associated with the lease of an office building from a related party, which lease was terminated in connection with the Acquisition; and (6) the addition of $159 of compensation expense related to the new deferred compensation plan.

(c)   To reflect (1) the $83 decrease in annual depreciation expense related to the aircraft retained by the selling shareholders following the Acquisition; (2) the elimination of depreciation expense of $66 related to Compass Outfitters, which was retained by the selling shareholders following the Acquisition; (3) the elimination of depreciation expense of $154 related to other assets, primarily office furniture, fixtures and computers, that were distributed to the selling shareholders in connection with the Acquisition; and (4) the increase in depreciation of $565 and amortization of $8,140 due to the preliminary purchase price allocation.  The preliminary purchase price allocation is based, in part, upon preliminary appraisals, and is therefore subject to change.

(d)   To reflect the adjustments to interest expense as a result of (1) the increase in annual interest expense associated with $150,000 of variable rate debt under the term loan facility portion of the Company’s new senior credit facility; (2) the increase in annual interest expense associated with the issuance of $125,000 of Senior Subordinated Notes; (3) the elimination of interest expense of $6,450 associated with the predecessor Company’s indebtedness (including the amortization of related deferred financing fees); and (4) the amortization of deferred financing fees of $375 associated with the Company’s new senior credit facility and the New Senior Subordinated Notes.

(e)   To reflect the tax effect of the pro forma adjustments related to the Acquisition, resulting in a cumulative combined federal, state and foreign statutory tax rate of 37.4%.

The pro forma operating results for Fiscal 2005 and Fiscal 2004, as well for full year results for fourth quarter Fiscal 2005 and fourth quarter Fiscal 2004 have not been adjusted for the following expenses that the Company does not expect to incur in the future.  Excluding these expenses, pro forma EBITDA for these periods would have been $50.5 million, $52.5 million, $15.1 million and $15.5 million, respectively.

			Fourth Quarter	Fourth Quarter
	Fiscal 2005	Fiscal 2004	Fiscal 2005	Fiscal 2004
Pro Forma EBITDA	$42,572	$48,593	$14,861	$14,078
Professional Fees (a)	2,592	2,393	—	852
Board of directors expenses (b)	90	115	—	33
Community relations and other (c)	621	890	—	459
Previous shareholders’ transaction fees (d)	1,738	—	—	—
Endorsement termination (e)	318	—	—	—
Purchase accounting adjustment (f)	2,021	—	99	—
Other Acquisition expenses (g)	26	—	—	—
Non-cash compensation expense (h)	486	486	122	122
Total	7,892	3,884	221	1,466
EBITDA, as further adjusted	$50,463	$52,477	$15,082	$15,544

(a)   These professional fees primarily are related to the restructuring of the Fourth Supplemental Indenture on March 8, 2004 and to the Acquisition.

(b)   These expenses relate to Predecessor Pierre’s outside board of director fees.  The Company has not paid director fees to date but may pay director fees to outside directors in the future.

(c)   These fees include community relations and other donations including contributions made to the former shareholder’s alma mater.

(d)   The previous shareholders’ transaction fees include legal, accounting, tax consulting, and advisory fees related to the Acquisition.

(e)   The endorsement termination relates to the termination of the contract between the Company and Crawford Race Cars, LLC, which resulted from the Acquisition.

(f)    The purchase accounting adjustment represents the step-up in basis of inventory as a result of the Acquisition and corresponding increase in cost of goods sold in the subsequent period.

(g)   Other includes employee travel and expenses incurred in connection with the financing of the Acquisition.

(h)   Represents non-cash compensation expense attributable to the accretion of dividends on the preferred stock of Pierre Holding Corp. held in a rabbi trust to fund PF Management’s obligations under a deferred compensation plan.

The following table provides a reconciliation from pro forma net income (loss) to pro forma EBITDA:

	Fiscal 2005	Fiscal 2004	Fourth Quarter Fiscal 2005	Fourth Quarter Fiscal 2004
Pro Forma net (loss) income	$(11,800)	$(3,669)	$(386)	$648
Income tax provision (benefit)	(4,549)	(2,192)	1,410	388
Interest expense	25,804	22,155	5,217	4,951
Depreciation and amortization	33,117	32,229	8,620	8,091
Pro Forma EBITDA	$42,572	$48,593	$14,861	$14,078

PIERRE FOODS, INC.

CONDENSED BALANCE SHEETS
For the Fiscal Years Ended March 5, 2005 and March 6, 2004

(in thousands)

Consolidated Balance Sheets

	Fiscal 2005	Fiscal 2004
	Unaudited
ASSETS
Current Assets:
Cash and cash Equivalents	$—	$205
Certificate of deposit	—	1,240
Accounts receivable, net	29,547	25,642
Inventories	45,448	38,974
Refundable income taxes	2,907	—
Deferred income taxes	5,764	3,570
Prepaid expenses and other current assets	2,955	3,237
Total current assets	86,621	72,867

Property, plant and equipment, net	56,284	60,695
Other assets:
Other intangibles, net	158,223	38,809
Goodwill	186,535	—
Note receivable-related party	—	993
Deferred income taxes	—	482
Deferred loan origination fees, net	8,924	1,628
Other	—	297
Total other assets	353,682	42,208
Total Assets	$496,588	$175,771

LIABILITIES
Current Liabilities:
Current installments of long-term debt	$422	$1,628
Trade accounts payable	11,172	7,170
Accrued payroll and payroll taxes	4,663	5,746
Accrued interest	1,832	3,243
Accrued promotions	3,499	3,065
Income taxes payable	—	39
Accrued taxes (other than income and payroll)	950	902
Other accrued liabilities	1,421	4,965
Total current liabilities	23,960	26,757

Long-term debt	263,159	136,772
Obligation of special purpose entity	—	5,293
Deferred income taxes	52,930	—
Other long-term liabilities	10,517	327
Commitments and contingencies	—	—
Shareholders equity
Common stock	150,352	29,438
Retained deficit	(4,329)	(17,818)
Note receivable-related party	—	(5,000)
Total shareholders’ equity	146,023	6,621
Total liabilities and shareholders’ equity	$496,588	$175,771

PIERRE FOODS, INC.

CONDENSED STATEMENT OF CASH FLOWS
For the Fiscal Years Ended March 5, 2005 and March 6, 2004

(in thousands)

	Predecessor	Successor	Predecessor
	Pierre	Pierre	Pierre
	March 7, 2004	July 1, 2004
	Through	Through
	June 30, 2004	March 5, 2005	Fiscal 2004
	Unaudited	Unaudited

Net cash provided by operating activities	$386	$13,414	$3,261
Net cash provided by used in investing activities (a)	(2,084)	(3,677)	(9,762)
Net cash provided by (used in) financing activities	3,667	(11,911)	6,432
Net increase (decrease) in cash and cash equivalents	1,969	(2,174)	(69)
Cash and cash equivalents, beginning of the period	205	2,174	274
Cash and cash equivalents, end of period	$2,174	$—	$205

(a)   Includes capital expenditures totaling $10.0 million, $2.1 million and $3.7 million for Fiscal 2004, the period of March 7, 2004 through June 30, 2004 and the period July 1, 2004 through March 5, 2005, respectively.